EXHIBIT 5
November 30, 2005
George L. Chapman
Chairman of the Board and
Chief Executive Officer
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, OH 43604

Re:	HEALTH CARE REIT, INC.
6.20% Notes due June 1, 2006
Dear Mr. Chapman:
     We have acted as counsel to Health Care REIT, Inc. (the “Company”) in connection with the issuance and sale of the $300,000,000 6.20% Notes due June 1, 2016 (the “Notes”), pursuant to a prospectus supplement dated November 29, 2005 (the “Prospectus Supplement”) to the prospectus dated May 24, 2005, as amended (the “Prospectus”), included in the Company’s registration statement on Form S-3, as amended (File No. 333-120917), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.
     In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements, and instruments as we have deemed necessary and appropriate to render an opinion herein set forth.
     Based upon the foregoing, it is our opinion that the Notes will be, when issued and sold in the manner set forth in the Prospectus Supplement and the accompanying Prospectus, valid and legally issued and binding obligations of the Company.
     The undersigned hereby consents to the filing of this opinion as Exhibit 5 to the Company’s Form 8-K to be filed with the Securities and Exchange Commission on November 30, 2005.

Very truly yours,

/s/ Shumaker, Loop & Kendrick, LLP

SHUMAKER, LOOP & KENDRICK, LLP